Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
ONE MANHATTAN WEST NEW YORK, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com August 4, 2026	FIRM/AFFILIATE OFFICES BOSTON CHICAGO HOUSTON LOS ANGELES PALO ALTO WASHINGTON, D.C. WILMINGTON ABU DHABI BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MUNICH PARIS SÃO PAULO SEOUL SINGAPORE TOKYO TORONTO

DuPont de Nemours, Inc.

974 Centre Road, Building 730

Wilmington, Delaware 19805

Re:	DuPont de Nemours, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special United States counsel to DuPont de Nemours, Inc., a Delaware corporation (the “Company”), in connection with the public offering of $684,398,000 aggregate principal amount of the Company’s 4.725% Notes due 2028 (the “Exchange Notes”) to be issued under the Indenture, dated as of November 28, 2018 (the “Base Indenture”), between DowDuPont Inc., as issuer, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (in such capacity, the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of October 2, 2025 (the “Fourth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

The Exchange Notes are to be issued pursuant to the Company’s offer to exchange (the “Exchange Offer”) an aggregate principal amount of up to $684,398,000 of the Exchange Notes, which will be registered under the Securities Act of 1933 (the “Securities Act”), for a like principal amount of the Company’s issued and outstanding 4.725% Notes due 2028 (the “Original Notes”), as contemplated by the Registration Rights Agreement, dated as of October 2, 2025 (the “Registration Rights Agreement”), among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc. and TD Securities (USA) LLC, as dealer managers.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

DuPont de Nemours, Inc.

August 4, 2026

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-4 of the Company relating to Exchange Notes filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) an executed copy of the Registration Rights Agreement;

(c) an executed copy of the Base Indenture;

(d) an executed copy of the Fourth Supplemental Indenture;

(e) the forms of global certificates evidencing the Exchange Notes, to be registered in the name of Cede & Co. (the “Notes Certificates”), and delivered by the Company to the Trustee for authentication and delivery;

(f) an executed copy of a certificate of Paige Fleming, Vice President, Associate General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g) a copy of the Company’s Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of August 4, 2026 and certified pursuant to the Secretary’s Certificate as being in effect on the date of the resolutions referred to below and as of the date hereof;

(h) a copy of the Company’s bylaws, as amended and certified pursuant to the Secretary’s Certificate as being in effect on the date of the resolutions referred to below and as of the date hereof; and

(i) a copy of certain resolutions of the Board of Directors of the Company, adopted on August 28, 2025, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Transaction Documents (as defined below).

DuPont de Nemours, Inc.

August 4, 2026

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws, of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

The Notes Certificates and the Indenture are referred to herein collectively as the “Transaction Documents.”

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Notes Certificates have been duly authorized by all requisite corporate action on the part of the Company and when (i) the Registration Statement becomes effective under the Securities Act, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, and (iii) the Notes Certificates have been duly executed by the Company under the DGCL, and duly authenticated by the Trustee and issued and delivered by the Company upon consummation of the Exchange Offer against receipt of the Original Notes to be surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Notes Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinion stated herein is subject to the following assumptions and qualifications:

(a) we do not express any opinion with respect to the effect on the opinion stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinion stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule, regulation or order that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule, regulation or order is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

DuPont de Nemours, Inc.

August 4, 2026

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules, regulations or orders, or to the extent any such provision purports to waive or alter, or has the effect of waiving or altering, any statute of limitations;

(e) we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document to which the Company is a party will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries;

(f) the opinion stated herein are limited to the agreements and documents specifically identified in the opinion contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any Specified Document that is not a Transaction Document;

(g) this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type;

(h) subsequent to the effectiveness of the Base Indenture and immediately prior to the issuance of the Notes Certificates, the Base Indenture has not been amended, restated, supplemented or otherwise modified, other than by the Fourth Supplemental Indenture, in any way that affects or relates to the Notes Certificates;

(i) we do not express any opinion with respect to the enforceability of Section 16.11 of the Indenture to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;

(j) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document; and

(k) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinion stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

DuPont de Nemours, Inc.

August 4, 2026

In addition, in rendering the foregoing opinion we have also assumed that, at all applicable times:

(a) neither the execution and delivery by the Company of the Transaction Documents to which the Company is a party nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Exchange Notes: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2025), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its properties is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its properties is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law); and

(b) neither the execution and delivery by the Company of the Transaction Documents to which the Company is a party nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Exchange Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Validity of the Securities” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

RJD